Exhibit 99.1

Solera National Bancorp, Inc. Raises 90% of Required Minimum Capital

Denver - Solera National Bancorp, Inc., parent company of Solera National Bank (In Organization), has raised more than 90% of its $20 million minimum capital requirement, according to bank management.  Through a self-underwritten offering, the company has received over 500 subscription agreements, primarily from residents of the Denver metropolitan community.

Solera National Bank (IO) obtained its preliminary conditional approvals from both the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation in March, 2007 and launched its SEC-registered Initial Public Offering (IPO) in April.

Paul Ferguson, President & CEO, commented, “The continuation of the strong investor support we have received has enabled us to reach this milestone in a short period of time.  The Board of Directors and Organizer group look forward to opening Solera National Bank (IO) and providing the communities we will serve with a comprehensive menu of products and services that will be delivered with outstanding customer service.”

According to Founder & Chairman, James Perez Foster, “We are delighted by the response to our capital campaign and appreciate the community support we have received.  The Organizing group has worked tirelessly and we are thrilled to be this close to reaching the minimum.  We look forward to bringing on board additional founding shareholders of Solera National Bancorp before September 12th, the termination date of the offering.”

Solera National Bank (IO) will operate its flagship head office from a newly constructed facility at the intersection of W. Alameda Avenue and S. Sheridan Boulevard in Lakewood, Colorado. The Bank received its Certificate of Occupancy on July 25th.  The company is currently conducting organizational activities out of the facility and implementing its “state-of-the-art” technology platform.

This press release is not an offer to sell any shares of common stock. This press release contains forward-looking statements that involve assumptions and potential risks and uncertainties, which are made in a manner consistent with the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995.  These forward looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance and achievements of Solera National Bancorp, Inc. or Solera National Bank (In Organization) to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Specific factors include, but are not limited to, the ability to establish and grow Solera National Bank and the services it provides, the ability to successfully integrate new business lines and expand into new markets, competition in the marketplace and general economic conditions.  The information contained in this release should be read in conjunction with the consolidated financial statements and notes included in Solera National Bancorp’s most recent reports on Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time.  Results of operations for the most recent quarter are not necessarily indicative of operating results for any future periods.  Any projections in this release are based on limited information currently available to management, which is subject to change.  Although any such projections and the factors influencing them will likely change, the bank will not necessarily update the information, since management will only provide guidance at certain points during the year. Such information speaks only as of the date of this release.  Additional information on these and other factors that could affect our financial results are included in filings by Solera National Bancorp with the Securities and Exchange Commission.

Contact: Paul Ferguson (303-209-8600)